Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of March 6, 2014 (the “Effective Date”), is entered into by and among SemManagement, L.LC., a Delaware limited liability company (“SemManagement”), SemGroup Corporation, a Delaware corporation (“SemGroup”), Rose Rock Midstream GP, LLC (“Rose Rock”), a Delaware limited liability company, and Carlin Conner, an individual who resides in Hamburg, Germany (“Executive”). SemGroup is the sole member of Rose Rock. SemManagement is wholly owned by SemGroup. SemGroup and its direct and indirect subsidiaries (including SemManagement) and its Affiliates (as defined in Section 1.1 below) are sometimes collectively referred to herein as the “Company.”

W I T N E S S E T H :

WHEREAS, SemManagement desires to employ Executive, and Executive desires to be employed by SemManagement, upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, SemManagement, SemGroup, Rose Rock and Executive hereby agree as follows:

1. Definitions. Where used in this Agreement, the terms listed below shall have the following meanings:

1.1. “Affiliate” means any entity controlling, controlled by, or under common control of SemGroup.

1.2. “Annual Bonus” means the opportunity to receive payment of a cash annual incentive pursuant to the SemManagement L.L.C. Short Term Incentive Program payable for the achievement of performance goals established by the Board or the Compensation Committee , as set forth in Section 6.2.

1.3. “Award Agreement” shall have the meaning defined in the Plan, the Rose Rock Plan, or in any other plan or program under which Executive may be awarded an equity award, respectively.

1.4. “Base Salary” means Executive’s annual base salary, as set forth in Section 6.1.

1.5. “Board” means the Board of Directors of SemGroup.

1.6. “Cause” means any one or more of the following:

1.6.1. Executive’s conviction of or plea of nolo contendre to a felony, or other crime involving fraud, dishonesty or moral turpitude; or

1.6.2. Executive’s commission of a willful wrongful act intending to enrich himself at the expense of the Company, or that causes serious injury, monetary or otherwise, to the Company; or

1.6.3. Executive’s willful or reckless neglect or misconduct in the performance of his duties which results in a material adverse effect on the Company; or

1.6.4. Executive’s willful or reckless violation or disregard of the Company’s Code of Business Conduct and Ethics or, if applicable, the written code of ethics for CEO and senior financial officers previously provided to Executive;

1.6.5. Executive’s material willful or reckless violation or disregard of a written Company policy previously provided to Executive; or

1.6.6. Executive’s habitual or gross neglect of duties.

Provided that, for purposes of paragraphs 1.6.2 through 1.6.6, an act, or failure to act, shall not constitute Cause if it can reasonably be cured by Executive within 10 business days after Executive is given written notice by the Chairman of the Board. The determination of whether it can reasonably be cured shall be determined by the Board.

1.7. “Change in Control” means, except as otherwise provided below, the occurrence of any one or more of the following:

1.7.1. any person (as such term is used in Rule 13d-5 of the SEC under the Exchange Act) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than an Affiliate of SemGroup or any employee benefit plan (or any related trust) sponsored or maintained by SemGroup or any of its Affiliates (a “Related Party”), becomes the beneficial owner (as such term is defined in Rule 13d-3 of the SEC under the Exchange Act) of thirty percent (30%) or more of the common stock of SemGroup or of Voting Securities representing thirty percent (30%) or more of the combined voting power of all Voting Securities of SemGroup, except that no Change in Control shall be deemed to have occurred solely by reason of such beneficial ownership by a person with respect to which both more than seventy percent (70%) of the common stock of such person and Voting Securities representing more than seventy percent (70%) of the combined voting power of the Voting Securities of such Person are then owned, directly or indirectly, by the persons who were the direct or indirect owners of the common stock and Voting Securities of SemGroup immediately before such acquisition, in substantially the same proportions as their ownership, immediately before such acquisition, of the common stock and Voting Securities of SemGroup, as the case may be; or

1.7.2. SemGroup’s Incumbent Directors (determined using the Effective Date as the baseline date) cease for any reason to constitute at least a majority of the directors of SemGroup then serving; or

1.7.3. consummation of a merger, reorganization, recapitalization, consolidation, or similar transaction (any of the foregoing, a “Reorganization Transaction”), other than a Reorganization Transaction that results in the Persons who were the direct or indirect owners of the outstanding common stock and Voting Securities of SemGroup immediately before such Reorganization Transaction becoming, immediately after the consummation of such Reorganization Transaction, the direct or indirect owners, of both at least sixty percent (60%) of the then-outstanding common stock of the Surviving Corporation and Voting Securities representing at least sixty percent (60%) of the combined voting power of the then- outstanding Voting Securities of the Surviving Corporation, in substantially the same respective proportions as such Persons’ ownership of the common stock and Voting Securities of SemGroup immediately before such Reorganization Transaction; or

1.7.4. approval by the stockholders of SemGroup of a plan or agreement for the sale or other disposition of all or substantially all of the consolidated assets of SemGroup or a plan of complete liquidation of SemGroup, other than any such transaction that would result in: (i) a Related Party owning or acquiring more than fifty percent (50%) of the assets owned by SemGroup immediately prior to the transaction, or (ii) the Persons who were the direct or indirect owners of the outstanding common stock and Voting Securities of SemGroup immediately before such transaction becoming, immediately after the consummation of such transaction, the direct or indirect owners, of more than fifty percent (50%) of the assets owned by SemGroup immediately prior to the transaction.

Notwithstanding the occurrence of any of the foregoing events, a Change in Control shall not occur with respect to Executive if, in advance of such event, Executive agrees in writing that such event shall not constitute a Change in Control. Upon the Board’s determination that a sale or other disposition of all or substantially all of the consolidated assets of SemGroup or a plan of complete liquidation of SemGroup that was approved by stockholders will not occur, a Change in Control shall be deemed not to have occurred from such date of determination forward, and this Agreement shall continue in effect as if no Change in Control had occurred except to the extent termination requiring payments under this Agreement occurs prior to such Board determination. Notwithstanding the foregoing, all determinations of whether a Change in Control has occurred shall be made in accordance with Section 409A of the Code as it relates to payment of deferred compensation as defined in Section 409A.

1.8. “Code” means the Internal Revenue Code of 1986 or any successor law, and the U.S. Treasury Regulations issued thereunder, as amended.

1.9. “Confidential and Proprietary Information” means any non-public information of any kind or nature in the possession of SemManagement, SemGroup, or any of its Affiliates, including without limitation, ideas, processes, methods, systems, procedures, designs, innovations, devices, inventions, discoveries, know-how, data, techniques, models, lists of former, present and prospective customers, vendors, suppliers and employees, marketing, business or strategic plans, pricing structure, financial information, research and development information, trade secrets or other subject matter relating to SemGroup’s or its Affiliates’ products, services, businesses, operations, employees, customers or suppliers, whether in tangible or intangible form, including: (i) any information that gives SemGroup or any of its Affiliates a competitive advantage in the gathering, transportation, storage, distribution, blending and/or marketing of crude oil, natural gas, natural gas liquids, refined petroleum products and/or liquid asphalt cement and other businesses in which SemGroup or an Affiliate is engaged, or (ii) any information obtained by SemGroup or any of its Affiliates from third parties to which SemGroup or an Affiliate owes a duty of confidentiality, or (iii) any information that was learned, discovered, developed, conceived, originated or prepared during or as a result of Executive’s performance of any services on behalf of SemGroup or any Affiliate. Notwithstanding the foregoing, “Confidential and Proprietary Information” shall not include: (i) information that is or becomes generally known to the public through no fault of Executive; (ii) information obtained on a nonconfidential basis from a third party other than SemGroup or any Affiliate, which third party disclosed such information without breaching any legal, contractual or fiduciary obligation; (iii) information approved for release by written authorization of SemGroup; or (iv) the general industry knowledge and experience possessed or gained by Executive. For purposes of this Agreement, “Confidential and Proprietary Information” shall include the execution of this Agreement by the Executive and the terms and conditions contained herein.

1.10. “Disability” means a medically determined physical or mental impairment as a result of which Executive becomes unable to continue to fully perform his essential functions with or without a reasonable accommodation under this Agreement for ninety (90) consecutive calendar days, or for shorter periods aggregating one hundred twenty (120) or more days in any twelve (12) month period, or upon the determination by a physician selected by mutual agreement between Executive (or his legal representative) and SemManagement on account of Executive’s mental or physical impairment that Executive will be unable to return to work and perform his essential functions with or without a reasonable accommodation within ninety (90) calendar days following the date of such determination. Notwithstanding the foregoing, all determinations of whether the Executive suffers from a Disability shall be made in accordance with Section 409A of the Code as it relates to payment of deferred compensation as defined in Section 409A.

1.11. “Employment Date” means the date upon which Executive actually commences his employment, which both parties expect will be April 1, 2014.

1.12. “Employment Period” means the period of Executive’s employment commencing on the Employment Date. Subject to the terms and conditions contained in this Agreement and any Award Agreements, Executive’s employment may be terminated by either Executive or by SemManagement at any time upon written notice.

1.13. “Good Reason” means a Separation from Service initiated by Executive on account of any one or more of the following actions or omissions that occurs without Executive’s prior written consent:

1.13.1. A material reduction in the nature or scope of Executive’s duties, functions, responsibilities, or authority;

1.13.2. A reduction in Executive’s annual Base Salary or Target Annual Bonus;

1.13.3. A material reduction in the kind or level of Executive’s aggregate benefits from the amounts and/or levels to which Executive is entitled immediately prior to such reduction, other than pursuant to a reduction that also is applied to all other executive officers of the Company;

1.13.4. Relocation of the principal offices of SemGroup of more than fifty (50) miles, so long as such new location is farther from Executive’s residence than the prior location;

1.13.5. The failure of SemManagement to materially comply with its obligations under this Agreement.

For the avoidance of doubt, the following shall not constitute “Good Reason”: the notification and placement of Executive on administrative leave with compensation and benefit continuation pending a potential determination by the Board that Executive may be terminated for Cause.

Notwithstanding the foregoing, the Executive will not be deemed to have terminated for Good Reason unless (A) the Executive provides written notice to the Company of the existence of one of the conditions described above within ninety (90) days after the Executive has knowledge of the initial existence of the condition, (B) the Company fails to remedy the condition so identified within thirty (30) days after receipt of such notice (if capable of correction), (C) the Executive provides a notice of termination to the Company within thirty (30) days of the expiration of the Company’s period to remedy the condition specifying an effective date for the Executive’s termination, and (D) the effective date of the Executive’s termination of employment is within ninety (90) days after the Executive provides written notice to the Company of the existence of the condition referred to in clause (A).

1.14. “In Connection with a Change in Control” means that Executive’s employment is terminated based on Good Reason or involuntarily other than for Cause at any time during the period beginning six (6) months prior to a Change in Control and ending on the date that is twenty-four (24) months after the Change in Control.

1.15. “Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation.

1.16. “Plan” means the SemGroup Corporation’s Equity Incentive Plan.

1.17. “Restricted Stock” shall have the meaning defined in the Plan.

1.18. “Restricted Units” shall have the meaning defined in the Rose Rock Plan.

1.19. “Rose Rock Board” means the Board of Directors of Rose Rock.

1.20. “Rose Rock Plan” means the Rose Rock Midstream Equity Incentive Plan.

1.21. “SemGroup Incumbent Directors” means, determined as of any date by reference to any baseline date:

(a) the members of the Board on the date of such determination who have been members of the Board since such baseline date, and

(b) the members of the Board on the date of such determination who were appointed or elected after such baseline date and whose election, or nomination for election by stockholders of SemGroup or the Surviving Corporation, as applicable, was approved by a vote or written consent of two-thirds of the directors comprising the SemGroup Incumbent Directors on the date of such vote or written consent, but excluding each such member whose initial assumption of office was in connection with (i) an actual or threatened election contest, including a consent solicitation, relating to the election or removal of one or more members of the Board, (ii) a “tender offer” (as such term is used in Section 14(d) of the Exchange Act), or (iii) a proposed Reorganization Transaction.

1.22. “Separation from Service” shall have the meaning attributed by the provisions of the Treasury Regulations issued under Section 409A, as amended.

1.23. “Surviving Corporation” means the parent corporation resulting from a Reorganization Transaction or, if securities representing at least fifty percent (50%) of the aggregate voting power of all Voting Securities of a corporation affected by a Change in Control, which is not a Reorganization Transaction, are directly or indirectly owned by another corporation, such other corporation.

1.24. “Target Annual Bonus” means, as of any date, the amount equal to the product of Executive’s Base Salary determined as of such date multiplied by the percentage of such Base Salary to which Executive would have been entitled immediately prior to such date under any Annual Bonus arrangement for the Year for which the Annual Bonus is awarded if the performance goals established pursuant to such Annual Bonus were achieved at the one hundred percent (100%) level as of the end of the Year; provided, however, that if Executive’s Annual Bonus is discretionary and no one hundred percent (100%) target level is formally established either under the Annual Bonus arrangement or otherwise, Executive’s “Target Annual Bonus” shall mean the amount equal to one hundred percent (100%) of Executive’s Base Salary.

1.25. “Voting Securities” means securities of a corporation that are entitled to vote generally in the election of directors of such corporation.

1.26. “Work Product” means any and all work product, including, but not limited to, documentation, tools, templates, processes, procedures, discoveries, inventions, innovations, technical data, concepts, know-how, methodologies, methods, drawings, prototypes, trade secrets, notebooks, reports, findings, business plans, recommendations and memoranda of every description, that Executive makes, conceives, discovers or develops alone or with others during the course of Executive’s employment with SemGroup or during the twelve-month period following Executive’s Separation from Service (whether or not protectable upon application by copyright, patent, trademark, trade secret or other proprietary rights).

1.27. “Year” means calendar year.

2. Employment. SemManagement agrees to employ Executive, and Executive agrees to enter the employment of SemManagement, upon the terms and subject to the conditions herein provided. Executive shall work primarily from SemGroup’s Tulsa office, but agrees to spend time as reasonably necessary in the Company’s other offices.

3. Position and Duties.

3.1. Position. During the Employment Period, Executive shall serve as President and Chief Executive Officer of SemGroup and President and Chief Executive Officer of Rose Rock. In addition, Executive shall serve the Company in such capacities as the Board may designate from time to time consistent with the foregoing offices. In such capacities, Executive shall have such duties, functions, responsibilities and authority customarily associated with the position of a President and Chief Executive Officer of a company comparable to SemGroup; subject, however, to applicable reasonable restrictions imposed by the Board.

3.2. Duties. During the Employment Period, Executive shall be employed in a full-time capacity and shall devote his best efforts and substantially all of his professional time, skill and attention in furtherance of the business and affairs of the Company, except for

(i) usual, ordinary and customary periods of vacation as provided in Section 6.5 below and absence due to illness or other disability and (ii) such leadership and/or board positions with such community, civic or trade organizations as the Board shall reasonably approve. Executive shall comply with all written policies and procedures applicable to full-time executive employees, which may be changed at any time, without prior notice, in the Company’s sole discretion, to the extent such policies and procedures are not inconsistent with this Agreement.

3.3. Board Membership. Executive will be nominated to serve as Chairman of the Rose Rock Board and a Director of the Board during the Employment Period. If so elected, upon the termination of Executive’s employment for any reason, Executive will be deemed to have resigned from either or both the Board and the Rose Rock Board (as elected thereto) (and all other positions held at the Company and any other entity as contemplated by Section 3.4 below) voluntarily, without any further required action by Executive effective as of the end of Executive’s employment and Executive, unless otherwise requested by the Board. At the Board’s request, Executive will execute any documents necessary to reflect his resignation.

3.4. Other Entities. As reasonably required in connection with conducting the business and affairs of the Company, Executive agrees to serve, without additional compensation, as an officer and member of the governing body of each of the subsidiaries, partnerships, joint ventures, limited liability companies and other Affiliates, including but not limited to the Board of Directors of Rose Rock.

4. Term of Agreement. The term of this Agreement shall be for an initial period of three (3) years commencing on the Effective Date and ending on the third anniversary of the Effective Date; provided, however, that commencing on the one-year anniversary of the Effective Date and each annual anniversary of such date (the “Renewal Date”), the Term shall be automatically extended so as to terminate three (3) years from such Renewal Date. If on or before the Renewal Date the Company gives Executive notice that the Term will not be so extended, this Agreement will continue for the remainder of the then-current Term and expire. Notwithstanding the Term, this Agreement will automatically terminate upon Executive’s Separation from Service. For the avoidance of doubt, it is understood that the termination of Executive’s employment is a separate event which may or may not occur with the expiration of the Term.

5. Relocation.

5.1. Relocation Expenses. As a condition of Executive’s employment, SemManagement expects Executive to take up residence in the Tulsa metropolitan area no later than August 1, 2014. Subject to Section 21 below, Executive’s reasonable out-of-pocket expenses of relocation to the Tulsa metropolitan area will be reimbursed by SemManagement; provided, however, such reimbursement shall be subject to receipt by SemManagement of adequate substantiation of the amount and nature of the expense, by receipts or similar documentation of such expenses. Such expenses shall include (i) the cost of reasonable temporary housing in the Tulsa metropolitan area for a period of up to six months; (ii) penalties necessarily and actually incurred by Executive in breaking leases and services contracts, to include the penalty on cancellation of the lease on Executive’s current home, estimated (but not capped) at $23,400; (iii) the packing, transportation to Tulsa, and unpacking of Executive’s personal and household goods, estimated (but not capped) at $75,000; (iv) reasonable and necessary storage expenses; and (v) ordinary closing costs on the purchase of a residence in Tulsa. SemManagement will also reimburse Executive for the reasonable expenses incurred by members of Executive’s immediate family to travel a reasonable number of times to and from Tulsa, via business class, until the family permanently relocates.

5.2. Traveling Expenses until Relocation. Until Executive’s relocation as described in Section 5.1 above and subject to Section 21 below, Executive will be reimbursed for reasonable expenses incurred in connection with traveling from Executive’s current residence to SemGroup’s Tulsa office and the Company’s other offices during the performance of his duties and services hereunder upon presentation by Executive of an itemized account, accompanied by appropriate receipts sufficient to meet the requirements for documentation of expenses required by the Code and satisfactory to SemManagement, in substantiation of such expenses. This provision shall not be construed as a limitation on any other expenses reimbursable to Executive either before or following relocation in accordance with the Company’s standard policies and procedures.

6. Compensation and Related Matters. During the Employment Period, Executive shall be entitled to receive the following compensation:

6.1. Base Salary. SemManagement shall pay Executive a Base Salary of five hundred fifty thousand dollars ($550,000.00) per annum, subject to required payroll deductions and other deductions as agreed by SemManagement and Executive, payable in accordance with the payroll practices adopted by SemManagement. Executive’s salary will be subject to review by the Board not less than annually, and adjusted in the discretion of the Board.

6.2. Annual Bonus. For each Year during the Employment Period beginning in 2014 , Executive will be eligible to receive an Annual Bonus. Executive’s target Annual Bonus will be determined according to the SemManagement L.L.C. Short-Term Incentive Plan for employees of the Company as adopted by the Board but in no event will “target” be set at less than one hundred percent (100%) of Base Salary or will “maximum” be set at more than two hundred percent (200%) of Base Salary. The actual earned Annual Bonus, if any, payable to Executive for any performance period will depend upon the extent to which the applicable performance goal(s) specified by the Board or the Compensation Committee are achieved or exceeded and will be adjusted for under- or over- performance. Any earned Annual Bonus shall be paid to Executive on or before March 15 of the following Year. Executive’s Annual Bonus for 2014 will not be prorated for a partial Year of employment.

6.3. Benefits. Executive shall, during the Employment Period, be eligible to participate in such insurance, medical and other employee benefit plans of the Company, which may be in effect, from time to time, to the extent such plans are generally available to other executive officers of the Company who are employed in the United States.

6.4. Other Benefit Programs. Executive shall participate in any long- term incentive plan or other similar program(s) approved by the Board for employees of the Company. Provided, however, Executive’s annual target percentage under the Plan or such other long term equity incentive program shall be two hundred sixty percent (260%) of Base Salary.

6.5. Vacations. Executive shall be entitled to five (5) weeks vacation per Year (prorated for any partial Year during the Employment Period), with pay. Executive may carry over up to a maximum of forty (40) hours of unused vacation to the following Year. Executive agrees to utilize his vacation at such time or times as are (i) consistent with the proper performance of his duties and responsibilities hereunder and (ii) mutually convenient for the Company and Executive.

6.6. Expenses. Subject to Section 21 below, Executive will be reimbursed for reasonable business expenses incurred in the performance of his duties and services hereunder and in furtherance of the business of the Company upon presentation by Executive of an itemized account, accompanied by appropriate receipts sufficient to meet the requirements for documentation of expenses required by the Code and satisfactory to SemManagement, in substantiation of such expenses. The Company shall only reimburse such expenses that are properly permitted as deductions, in whole or in part in accordance with the Code, and the Company shall maintain records for all such expenses as set forth in the Code and regulations promulgated thereunder.

6.7. Tax and Financial Planning Assistance. Subject to Section 21 below, the Company will also reimburse Executive for annual income tax return preparation and financial planning up to fifteen thousand dollars ($15,000.00) per Year.

6.8. Signing Compensation. As an incentive for his retention under this Agreement, within thirty (30) days of the Employment Date Executive shall receive the following:

6.8.1. SemManagement shall pay Executive a one time, lump sum amount of six hundred thousand dollars ($600,000.00) (the “Signing Payment”), less required payroll deductions. In the event that Executive voluntarily terminates his employment without Good Reason during the first twelve (12) months of the Employment Period, he shall repay a fraction of the Signing Payment prorated by the number of weeks remaining until the anniversary of the Employment Date.

6.8.2. Executive shall be granted a one-time award of shares of equity in SemGroup and Rose Rock (the “Equity”) in such amounts so as to equal the aggregate sum of five million dollars ($5,000,000.00) in fair market value as of the grant date specified in the Award Agreement. Eighty-five percent (85%) of the Equity shall be in Restricted Stock, and the remaining fifteen percent (15%) shall be in Restricted Units. The Restricted Stock and Restricted Units will be granted under and subject to the terms, definitions and provisions of the Plan and the Rose Rock Plan, respectively, and any Award Agreement pursuant to which such Equity is granted. The Equity awarded under this Section 6.8.2 shall vest in five equal annual installments; provided that the Award Agreements for such Equity shall provide for immediate vesting of all unvested Equity in the event that Executive’s employment is involuntarily terminated by the Company without Cause or terminates due to Good Reason. No Equity shall be subject to performance criteria. Except as provided in this Agreement, the Restricted Stock will be subject to SemGroup’s standard terms and conditions for Awards of Equity and any Award Agreement pursuant to which such Equity is granted.

6.8.3. Executive will be entitled to receive dividends (if any) attributable to Restricted Stock granted under this Subsection 6.8 during the vesting period.

7. Indemnification and D&O Insurance. Subject to applicable law, Executive will be provided indemnification and advancement of expenses and attorney’s fees to the maximum extent permitted by SemGroup’s Amended and Restated Certificate of Incorporation and Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement. The Company shall also maintain commercially reasonable directors’ and officers’ insurance covering Executive during the Employment Period in such amount and pursuant to such terms as is typical and customary for companies of similar size and nature as the Company.

8. Termination.

8.1. Upon Termination. In the event that Executive’s employment with SemManagement terminates for any reason, including the Disability or death of Executive, Executive shall be entitled to payment of any (i) earned but unpaid Base Salary up to the effective date of the termination; (ii) if Executive’s Separation from Service occurs after the end of a Year but before the Annual Bonus for that Year is fully paid, the Annual Bonus will be paid to Executive on the date upon which the Short Term Incentive Program bonuses are paid, but the payment shall be reduced by the amount of any Annual Bonus previously paid to Executive with respect to such prior Year; (iii) payment for unused vacation prorated from January 1 to the Separation from Service; (iv) benefits provided under the terms of any employee benefits plans applicable to Executive; (v) subject to Section 6.6, unreimbursed business expenses required to be reimbursed to Executive; and (vi) rights to indemnification and advancement that Executive may have under SemGroup’s Amended and Restated Certificate of Incorporation, Bylaws, this Agreement, any applicable policy of insurance, as applicable. Except for any Annual Bonus payable under item (ii) above, amounts payable under this Section 8.1 shall be paid no later than thirty (30) days after the effective date of the termination. All of Executive’s equity awards then outstanding shall vest and payout only in accordance with the applicable Award Agreements for such equity awards.

8.2. Termination for Disability. In the event of Executive’s Disability, SemManagement may terminate Executive’s employment. If Executive’s employment terminates because of Disability, Executive shall be entitled to the payment in Section 8.1. Any unvested Restricted Stock or Restricted Units shall vest according to the applicable Award Agreement.

8.3. Termination By SemManagement Other than For Cause, or by Executive for Good Reason, Not In Connection With a Change in Control. Subject to Executive’s compliance with the obligations contained in Section 9, in the event that Executive’s employment is terminated, either by SemManagement involuntarily other than for Cause or by Executive for Good Reason, resulting in Executive’s Separation from Service, but not In Connection with a Change in Control, then, in addition to the amounts payable under Section 8.1, Executive will receive the following:

8.3.1. [Intentionally omitted.]

8.3.2. An amount equal to the two (2) times the sum of Executive’s annual Base Salary, determined as of the Separation from Service, payable on the first business day following six (6) months after the Separation from Service.

8.3.3. The Restricted Stock granted to Executive under paragraphs 6.8.2 shall be accelerated such that one hundred percent (100%) of any unvested Shares shall vest on the Separation from Service.

8.3.4. Executive shall be reimbursed for reasonable fees and costs for outplacement services incurred by Executive within six (6) months after the Separation from Service, promptly upon presentation of reasonable documentation of such fees and costs, subject to a maximum of ten thousand dollars ($10,000.00). All requests of Executive for reimbursement must be submitted to SemGroup within twelve (12) months of Separation from Service and SemGroup shall make the reimbursement of reasonable requests no later than thirty (30) days after such request, but in all events within fifteen (15) months of Separation from Service.

8.3.5. During the lesser of the period during which Executive or a qualifying beneficiary (as defined in Section 607 of ERISA) has in effect an election for post-termination continuation coverage or conversion rights to welfare benefits under applicable law, including Section 4980 of the Code (“COBRA”), or the period ending on the eighteen (18) month anniversary of the Separation from Service (“Severance Period”), Executive (or, if applicable, the qualifying beneficiary) shall be entitled to such coverage at an out-of-pocket premium cost that does not exceed the out-of-pocket premium cost applicable to similarly situated active employees (and their eligible dependents); provided, however, that if Executive is eligible for retiree benefits provided under any welfare benefit plan, program, policy, practice or procedure of the SemGroup Parties, Executive shall be entitled to receive such retiree benefits in lieu of the COBRA coverage provided by this Section 8.4.5.

8.4. Termination Other than For Cause, or by Executive for Good Reason, in Connection With a Change in Control. Subject to Executive’s compliance with the obligations contained in Section 9, in the event that Executive’s employment is terminated, either by SemManagement involuntarily other than for Cause or by Executive for Good Reason, In Connection with a Change in Control, then, in addition to the amounts payable under Section 8.1, Executive will receive the following:

8.4.1. [Intentionally omitted.]

8.4.2. An amount equal to three (3) times the sum of Executive’s annual Base Salary plus the Target Annual Bonus, each determined as of the Separation from Service; provided, however, that any reduction in either the Base Salary or Target Annual Bonus that would qualify as Good Reason shall be disregarded for this purpose, payable on the first business day following six (6) months after the Separation from Service.

8.4.3. The Restricted Stock granted to Executive under paragraphs 6.8.2 shall be accelerated such that one hundred percent (100%) of any unvested Shares shall vest on the date of Executive’s termination.

8.4.4. Executive shall be reimbursed for reasonable fees and costs for outplacement services incurred by Executive within six (6) months after the Separation from Service, promptly upon presentation of reasonable documentation of such fees and costs, subject to a maximum of ten thousand dollars ($10,000.00). All requests of Executive for reimbursement must be submitted to SemGroup within twelve months of Separation from Service and SemGroup shall make the reimbursement of reasonable requests no later than thirty (30) days after such request, but in all events within fifteen (15) months of Separation from Service.

8.4.5. During the lesser of the period during which Executive or a qualifying beneficiary (as defined in Section 607 of ERISA) has in effect an election for post-termination continuation coverage or conversion rights to welfare benefits under applicable law, including Section 4980 of the Code (“COBRA”), or the period ending on the eighteen (18) month anniversary of the Separation from Service (“Severance Period”), Executive (or, if applicable, the qualifying beneficiary) shall be entitled to such coverage at an out-of-pocket premium cost that does not exceed the out-of-pocket premium cost applicable to similarly situated active employees (and their eligible dependents); provided, however, that if Executive is eligible for retiree benefits provided under any welfare benefit plan, program, policy, practice or procedure of the SemGroup Parties, Executive shall be entitled to receive such retiree benefits in lieu of the COBRA coverage provided by this Section 8.4.5.

8.5. Release Agreement. As a condition to the receipt of benefits under either Section 8.3 or 8.4, Executive shall execute, and not revoke, a release of claims in substantially the same form attached hereto as Exhibit A no later than the day prior to the date on which the payment would otherwise become payable (the “Release Expiration Date”). Such release may be subsequently modified by SemManagement to reflect changes mandated by applicable law, or by agreement of the parties. Notwithstanding anything in this Agreement to the contrary, no benefits will be paid under Sections 8.4.2 unless such release becomes effective prior to the Release Expiration Date.

8.6. Death. If Executive dies during the Employment Period, SemManagement will pay to such third party or parties as Executive may designate in writing or, in the absence of such designation to the estate of Executive, the amount payable pursuant to Section 8.1. This Agreement shall in all other respects terminate upon Executive’s death, and all rights of Executive and his heirs, testamentary executors and testamentary administrators regarding compensation and other benefits under this Agreement shall immediately cease. Any unvested Restricted Stock or Restricted Units shall vest according to the applicable Award Agreement.

8.7. Continuation of Insurance. For a period of seventy-two (72) months after the Separation from Service (or for any known longer applicable statute of limitations period, the Executive shall be entitled to coverage under a directors’ and officers’ liability policy in an amount no less than, and on the same terms as, those provided in Section 7.

9. Executive Covenants.

9.1. Confidentiality. Executive acknowledges that in the course of performing services for SemGroup and its Affiliates, Executive may create (alone or with others), learn of, have access to, or receive Confidential and Proprietary Information. Executive recognizes that all such Confidential and Proprietary Information is the sole and exclusive property of SemGroup and its Affiliates or of third parties to which SemGroup or an Affiliate owes a duty of confidentiality, that it is SemGroup’s policy to safeguard and keep confidential all such Confidential and Proprietary Information, and that disclosure of Confidential and Proprietary Information to an unauthorized third party would cause irreparable damage to SemGroup and its Affiliates. Executive agrees that, except as required by the duties of Executive’s employment with SemGroup or any of its Affiliates and except in connection with enforcing Executive’s rights under this Agreement or if compelled by a court or governmental agency or in connection with the filing of a charge with an administrative agency or participating in an investigation by an administrative agency, in each case provided that prior written notice is given to SemGroup, Executive will not, without the written consent of SemGroup, willfully disseminate or otherwise disclose, directly or indirectly, any Confidential and Proprietary Information disclosed to Executive or otherwise obtained by Executive during his employment with SemGroup or its Affiliates, and will take all necessary precautions to prevent disclosure, to any unauthorized individual or entity (whether or not such individual or entity is employed or engaged by, or is otherwise affiliated with, SemGroup or any Affiliate), and will use the Confidential and Proprietary Information solely for the benefit of SemGroup and its Affiliates and will not use the Confidential and Proprietary Information for the benefit of any other Person nor permit its use for the benefit of Executive. These obligations shall commence on the Effective Date and continue during and after the termination of Executive’s employment for any reason and for so long as the Confidential and Proprietary Information remains Confidential and Proprietary Information.

9.2. Non-Competition. During the period beginning on the Effective Date and ending twelve (12) months after the date of Executive’s Separation from Service, for any reason, Executive agrees that he will not without the written consent of SemGroup, at any time, directly or indirectly, in any capacity:

9.2.1. own, operate, manage, have a proprietary interest in, extend financial or other assistance to, engage or participate in, become employed by, serve as a director of, or render advisory or consulting or other services in connection with, any third party which is then engaged in the gathering, transportation, storage, distribution, blending and/or marketing of crude oil, natural gas, natural gas liquids, refined petroleum products and/or liquid asphalt cement in any market (defined as the geographic area) in which the Company is operating at the date of Separation from Service; or

9.2.2. solicit or accept business from any third party that is a customer of Company and with which Company has substantial business dealings during the Employment Period or the post-employment period set forth in Section 9.2, if such solicitation or acceptance of business would result in a loss or reduction of business by the Company with such customer.

9.2.3. Notwithstanding the foregoing restrictions, Executive shall not be restricted from making any investment in any publicly-traded entity if such investment does not represent more than one percent (1%) of the aggregate market value of the outstanding capital stock or debt (as applicable) of such entity.

9.3. Non-Solicitation. During the period beginning on the Effective Date and ending twenty-four (24) months after the date of Executive’s Separation from Service, for any reason, Executive shall not, directly or indirectly:

9.3.1. Encourage, influence, solicit, or cause, or attempt to do so, any employee any employee, director or consultant of Company to terminate his/her relationship with Company;

9.3.2. Solicit, induce or attempt to induce any customer or supplier of Company to cease being a customer or supplier of Company or to divert or take away, or attempt to divert or take away, from the Company the business or patronage of such customers or suppliers; or

9.3.3. Solicit the purchase or sale of goods, services or combination of goods and services from the established customers of Company on behalf of Executive or any third party (which is then engaged in the gathering, transportation, storage, distribution, blending and/or marketing of crude oil, natural gas, natural gas liquids, refined petroleum products and/or liquid asphalt cement) instead of the Company. For the purpose of this provision, “established customers” shall be deemed to include any entity or person which has been a customer or supplier of Company within twelve (12) months of the date of Executive’s Separation from Service.

9.4. Intellectual Property. During the Employment Period and thereafter upon SemGroup’s request, regardless of the reason for Executive’s Separation from Service, Executive shall disclose immediately to SemGroup all Work Product that: (i) relates to the business of Company or any customer or supplier to Company or any of the products or services being developed, manufactured, sold or otherwise provided by Company or that may be used in relation therewith; or (ii) results from tasks or projects assigned to Executive by Company; or (iii) results from the use of the premises or personal property (whether tangible or intangible) owned, leased or contracted for by Company. Executive agrees that any Work Product shall be the property of SemGroup and, if subject to copyright, shall be considered a “work made for hire” within the meaning of the Copyright Act of 1976, as amended. If and to the extent that any such Work Product is not a “work made for hire” within the meaning of the Copyright Act of 1976, as amended, Executive hereby assigns, and agrees to assign, to SemGroup all right, title and interest in and to the Work Product and all copies thereof, and all copyrights, patent rights, trademark rights, trade secret rights and all other proprietary and intellectual property rights in the Work Product, without further consideration, free from any claim, lien for balance due, or rights of retention thereto on the part of Executive.

9.4.1. Executive agrees that, upon disclosure of Work Product to SemGroup, Executive will, during the Employment Period and at any time thereafter, at the request and cost of SemGroup, execute all such documents and perform all such acts as SemGroup (or its duly authorized agent) may reasonably require: (i) to apply for, obtain and vest in the name of SemGroup alone (unless SemGroup otherwise directs) letters patent, copyrights or other intellectual property protection in any country throughout the world, and when so obtained or vested to renew and restore the same; and (ii) to prosecute or defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other intellectual property protection, or otherwise in respect of the Work Product. In the event that SemGroup is unable, after reasonable effort, to secure Executive’s execution of such documents, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints SemGroup and its duly authorized officers and agents as his agent and attorney-in-fact, to act for and on his behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution, issuance and protection of letters patent, copyright and other intellectual property protection with the same legal force and effect as if personally executed by Executive, other than in connection with the good-faith performance of his duties as an officer of SemGroup or its Affiliates.

9.5. Non-Disparagement. Executive agrees that he will not disparage, criticize, impugn or otherwise make any derogatory public statements regarding SemGroup and/or any of its Affiliates, together with their respective present or former officers, directors, partners, stockholders, employees and agents, and each of their predecessors, successors and assigns, or that impugns or in any way reflects adversely upon the business or reputation of the foregoing Persons. SemManagement and SemGroup agree that they will not, and will not allow an Affiliate to, disparage, criticize, impugn or otherwise make any derogatory public statements regarding Executive. Notwithstanding the foregoing, nothing herein shall be deemed to preclude Executive or Company’s officers, directors, employees, representatives or agents from providing truthful testimony or information pursuant to subpoena, court order or other similar legal or regulatory process or the filing of a charge with an administrative agency or participation in an investigation by an administrative agency, provided, that to the extent permitted by law, Executive will promptly inform SemGroup of any such obligation prior to participating in any such proceedings.

9.6. Acknowledgments by Executive. Executive acknowledges that the covenants contained in this Agreement are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect SemGroup’s legitimate interests in its Confidential and Proprietary Information, its proprietary work, and in its relationships with its employees, customers, suppliers and agents. Executive has had an opportunity to, consult with their respective legal counsel and to be advised concerning the reasonableness and propriety of such covenants. Executive acknowledges that his observance of the covenants contained herein will not deprive Executive of the ability to earn a livelihood or to support his dependents.

9.7. Right to Injunctive Relief. In recognition of the confidential nature of the Confidential and Proprietary Information, and in recognition of the necessity of the limited restrictions imposed by this Agreement, Executive and SemGroup agree that it would be impossible to measure solely in money the damages which SemGroup would suffer if Executive were to breach any of his obligations hereunder. Executive acknowledges that any breach of any provision of this Agreement would irreparably injure SemGroup. Accordingly, Executive agrees that if he breaches any of the provisions of this Agreement, SemGroup shall be entitled, in addition to any other remedies to which SemGroup may be entitled under this Agreement or otherwise, to an injunction to be issued by a court of competent jurisdiction, to restrain any breach, or threatened breach, of any provision of this Agreement without the necessity of posting a bond or other security therefor, and Executive hereby waives any right to assert any claim or defense that SemGroup has an adequate remedy at law for any such breach.

9.8. Survival of Covenants. All of the Executive’s covenants shall survive any Separation from Service of Executive, without regard to the reasons for such termination.

9.9. Forfeiture in the Event of Executive’s Breach. SemManagement’s obligation to pay the amounts set forth in Sections 8.3 and 8.4, regarding termination other than for Cause, or Good Reason, are conditioned upon Executive’s compliance with his covenants regarding confidentiality, non-competition, non-solicitation, intellectual property, and non-disparagement. In the event that an arbitrator determines that Executive has breached any of these covenants, SemManagement shall not have any obligation to pay or provide any amounts which may be otherwise due to Executive under Sections 8.3 or 8.4.

10. Arbitration. Any disputes, claims or controversies between Company and Executive including, but not limited to those arising out of or related to this Agreement or out of the parties’ employment relationship shall be settled by arbitration as provided herein. The provisions of this Section 10 shall survive the termination or rescission of this Agreement.

All arbitration shall be in accordance with Rules of the American Arbitration Association, including discovery, and shall be undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Tulsa, Oklahoma unless the parties mutually agree to another location. The decision of the arbitrator(s) will be enforceable in any court of competent jurisdiction. The parties, however, agree that the Executive and the Company shall be entitled to obtain injunctive or other equitable relief to enforce the provisions of this Agreement in a court of competent jurisdiction. The parties further agree that this arbitration provision is not only applicable to the Company but its Affiliates and its/their respective officers, directors, employees and related parties.

11. No Set-off by SemGroup. Executive’s right to receive when due the payments and other benefits provided for under this Agreement is absolute, unconditional and subject to no set-off, counterclaim, recoupment, or other claim, right or action that Company may have against Executive or others, except as expressly provided in this Section or as specifically otherwise provided in this Agreement. Notwithstanding the prior sentence, Company shall have the right to deduct any amounts outstanding on any loans or other extensions of credit to Executive from Company from Executive’s payments and other benefits (if any) provided for under this Agreement. Notwithstanding any provision of this Agreement to the contrary, Executive acknowledges that any incentive-based compensation paid to the Executive under this Agreement may be subject to recovery by Company under any clawback policy which Company may adopt from time to time, including, without limitation, any policy which Company may be required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations of the United States Securities and Exchange Commission thereunder or the requirements of any national securities exchange on which SemGroup or its Affiliates’ common stock may be listed. The Executive agrees to promptly return any such incentive-based compensation which Company determines it is required to recover from the Executive under any such clawback policy. Time is of the essence in the performance by Company of its respective obligations under this Agreement.

12. Notices. Any notices or other communications required or permitted to be sent hereunder shall be in writing and shall be duly given if personally delivered, sent postage prepaid by certified or registered mail, return receipt requested or via facsimile, as follows:

(a)	If to Executive:

Carlin Conner

4631 Regent Manor

Kingwood, TX 77345

Facsimile: (            ) ________

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP

1000 Louisiana Street, Suite 3900

Houston, TX 77002-5005

Facsimile: (713) 739-7592

Attn: Alison L. Smith

(b)	If to the Company:

SemManagement, L.L.C.

c/o SemGroup Corporation

Two Warren Place

6120 South Yale Avenue, Suite 700

Tulsa, OK 74136-4216

Facsimile: (918) 524-8687

Attn: General Counsel

Either party may change the address for the sending of notice to such party by written notice to the other party sent in accordance with the provisions hereof.

13. Complete Agreement. This Agreement contains the entire understanding of the parties with respect to the employment of Executive and supersedes all prior arrangements or understanding with respect thereto and all oral or written employment agreements or arrangements between the Company and Executive.

14. Amendment. This Agreement may not be altered or amended except in writing, duly executed by the party against whom such alteration or amendment is sought to be enforced.

15. Assignment. This Agreement is personal and non-assignable by Executive.

16. Successors. This Agreement shall inure to the benefit of and be binding upon Company (as referred to collectively throughout this Section) and its successors and assigns. Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it if no such succession had taken place. Any successor to the business or assets of Company that assumes or agrees to perform this Agreement by operation of law, contract, or otherwise shall be jointly and severally liable with Company under this Agreement as if such successor were Company. If Executive’s employment is transferred from SemManagement to the Company, the rights and obligations of SemManagement (determined prior to such transfer) shall automatically become the rights and obligations of the assignee (determined immediately following such transfer), without requiring the consent of Executive.

17. Code Section 280G Cutback. Notwithstanding any provision of this Agreement to the contrary, if any amount or benefit to be paid under Section 8 of this Agreement would be an “excess parachute payment” (within the meaning of Section 280G of the Code, or any successor provision thereto) but for the application of this sentence, then the payment to be paid or provided under this Agreement will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment, as so reduced, constitutes an excess parachute payment. Whether requested by Executive or the Company, the determination of whether any reduction in such payment or benefit to be provided under this Agreement or otherwise is required pursuant to the preceding sentence will be made at the expense of the Company by the Company’s independent accountants. The fact that Executive’s right to payment or benefit may be reduced by reason of the limitations contained in this Section 17 will not of itself limit or otherwise affect any rights Executive has other than pursuant to this Agreement. In the event that any payment or benefit intended to be provided under this Agreement is required to be reduced pursuant to this Section 17, the Company will reduce Executive’s payment and/or benefit, to the extent required, in the following order: (i) the lump sum payment described in Section 8.4.2, (ii) the health continuation benefits set forth in Section 8.4.4, and (iii) the outplacement benefit described in Section 8.4.3.

18. Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), the Treasury regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and after application of all available exemptions, including but not limited to, the “short-term deferral rule” and “involuntary separation pay plan exception” and the provisions of this Agreement shall be construed in a manner consistent with that intention. The Company shall not have any liability to Executive with respect to tax obligations that result under any tax law and makes no representation with respect to the tax treatment of the payments and/or benefits provided under this Agreement. Any provision required for compliance with Section 409A that is omitted from this Agreement shall be incorporated herein by reference and shall apply retroactively, if necessary, and be deemed a part of this Agreement to the same extent as though expressly set forth herein.

If, and to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” (excluding death) within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean “separation from service” (excluding death). If Executive is deemed on the date of termination to be a “specified employee,” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology selected by the Company from time to time, or if none, the default methodology, then with regard to any payment or the providing of any benefit made under this Agreement, to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, and any other payment or the provision of any other benefit that is required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit shall not be made or provided prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s “separation from service” or (ii) the date of death. On the first business day following six months after the date of “separation from service,” or if earlier, on the date of death, all payments delayed pursuant to this subparagraph and Section 409A (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expense eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense was incurred.

For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment within the meaning of Section 409A. In addition, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments under Section 409A, including Treas. Reg. Section 1.409A-2(b)(2)(iii).

19. Representations and Warranties.

(a) Authority. Each party hereto has full power and authority to execute, deliver, and perform this Agreement. This Agreement has been duly executed and delivered by each party and constitutes a valid and legally binding obligation, enforceable in accordance with the terms hereof, except to the extent such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

(b) No Default. The execution, delivery, and performance by each party of this Agreement does not and will not conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or require any consent, approval, authorization or waiver of, or notice to, any party to, any contract, agreement, or other instrument or obligation to which the respective party is a party or by which the respective party or any of his/its properties may be bound.

(c) Proceedings. Executive shall disclose to Company any proceedings, actions, claims, suits, or investigations, pending or, to the knowledge of Executive, threatened against or involving Executive. There are no proceedings, actions, claims, suits, or investigations, pending or, to the knowledge of the parties hereto, threatened seeking to restrain, prohibit, or obtain damages or other relief in connection with this Agreement or the transactions contemplated herein.

20. Legal Fees Related to this Agreement. SemManagement will pay the reasonable legal fees of a counsel of Executive’s choice which are incurred by Executive through the date of the execution of this Agreement in connection with Executive’s resignation from Executive’s current employer and evaluation of this Agreement and employment arrangement with SemManagement, up to a maximum of twenty-five thousand dollars ($25,000.00).

21. Reimbursement or Payment of Expenses. Notwithstanding any other provision of this Agreement, in no event shall any expense incurred by, on behalf or for the benefit of Executive be reimbursed or paid later than the end of the Year following the Year in which that expense was incurred, and the amounts reimbursed or paid in any one Year shall not affect the amounts reimbursable or payable in any other Year. Executive’s right to receive such reimbursements or benefit from such payments may not be exchanged or liquidated for any other benefit.

22. Governing Law. This Agreement will be governed by the laws of the state of Delaware, without regard to its choice of law provisions or those of any state or other jurisdiction.

23. Severability. In the event that any term, condition or provision of this Agreement is for any reason rendered void, all remaining terms, conditions and provisions shall remain and continue as valid and enforceable obligations of the parties hereto.

24. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same agreement.

25. Guaranty. In the event that SemManagement defaults on the payment of a monetary obligation owed to Executive under this Agreement, SemGroup hereby unconditionally guarantees the payment of such obligation.

26. Electronic Signatures. This Agreement may be executed by electronically transmitted signatures, and such signatures shall be deemed to be as valid as an original signature whether or not confirmed by delivering the original signatures in person, by courier or by mail, although it is the parties’ intention to deliver original signatures after delivery of electronic signatures.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement in multiple counterparts as of the day and year first above written.

[Signatures appear on the following page.]

SEMMANAGEMENT, L.L.C.

By:	/s/ Candice L. Cheeseman
Candice L. Cheeseman
General Counsel and Secretary

SEMGROUP CORPORATION

By:	/s/ Candice L. Cheeseman
Candice L. Cheeseman
General Counsel and Secretary

ROSE ROCK MIDSTREAM GP, LLC

By:	/s/ Candice L. Cheeseman
Candice L. Cheeseman
General Counsel and Secretary

EXECUTIVE

By:	/s/ Carlin Conner
Carlin Conner

EXHIBIT A

SEMGROUP CORPORATION

AGREEMENT, WAIVER AND MUTUAL RELEASE

This agreement, waiver and mutual release (“Agreement”), made as of the          day of                     , 20      (the “Effective Date”), is made by and among SemManagement, L.L.C., SemGroup Corporation, and Rose Rock Midstream GP, L.L.C. (SemManagement, L.L.C. SemGroup Corporation, and Rose Rock Midstream GP, L.L.C., collectively and with their successors, the “Company”) and Carlin Conner (“Executive”).

WHEREAS, Executive and the Company have entered into that certain employment agreement relating to Executive’s employment as President and Chief Executive Officer of SemGroup Corporation and Rose Rock Midstream GP, L.L.C., and other related positions, duties, and obligations, as the same may be amended from time to time (“Employment Agreement”); and

WHEREAS, pursuant to the Employment Agreement, under certain specified conditions, Executive is entitled to various severance payments and benefits upon a termination of employment, conditioned upon, among other things, Executive’s execution and delivery to the Company of an agreement releasing the Company from certain claims;

NOW, THEREFORE, in consideration for receiving benefits and severance payments under the Employment Agreement and in consideration of the representations, covenants and mutual promises set forth in this Agreement, the parties agree as follows:

1. Release.

(a) To the fullest extent allowed by applicable law, Executive, for himself and his heirs, executors, assigns, agents, legal representatives, and personal representatives, hereby releases, acquits and forever discharges the Company, its Affiliates (as that term is defined in the Employment Agreement), and all of their agents, subsidiaries, affiliates, and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to the day prior to execution of this Agreement that arose out of or were related to Executive’s employment with the Company or Executive’s termination of employment with the Company including, but not limited to, claims or demands related to bonuses, commissions, stock, unvested stock options, or any other unvested ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, sabbatical benefits, severance benefits, or any other form of compensation or equity or thing of value whatsoever; claims pursuant to under Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000e, et seq.; 42 U.S.C. § 1981; 42 U.S.C. § 1983; 42 U.S.C. § 1985; 42 U.S.C. § 1986; the Equal Pay Act of 1963, 29 U.S.C. § 206(d); the National Labor Relations Act, as amended, 29 U.S.C. § 160, et seq.; the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101, et seq.; the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”), 29 U.S.C. § 1001, et seq.; the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, 29 U.S.C.§ 621, et seq.; the Family and Medical Leave Act of 1993,

29 U.S.C.§ 2601 et seq.; the Equal Pay Act; the Rehabilitation Act of 1973; the federal Worker Adjustment and Retraining Notification Act (as amended) and similar laws in other jurisdictions; the Oklahoma Anti-Discrimination Act, Okla. Stat., tit. 25, §§ 1101, et seq., and any claims for wrongful discharge, breach of contract, breach of the implied covenant of good faith and fair dealing, fraud, discrimination, harassment, defamation, infliction of emotional distress, termination in violation of public policy, retaliation, including workers’ compensation retaliation under state statutes, tort law; contract law; wrongful discharge; discrimination; fraud; libel; slander; defamation; harassment; emotional distress; breach of the implied covenant of good faith and fair dealing; or claims for whistle-blowing, or other claims arising under any local, state or federal regulation, statute or common law. This Release does not apply to the payment of any and all benefits and/or monies earned, accrued, vested or otherwise owing, if any, to Executive under the terms of a Company-sponsored retirement or savings plan or welfare plan providing medical benefits, except that Executive hereby releases and waives any claims that his termination was to avoid payment of such benefits or payments, and that, as a result of his termination, he is entitled to additional benefits or payments. Additionally, this Release does not apply to any payments or other amounts due Executive pursuant to the Employment Agreement or to the indemnification and advancement provided pursuant to the Employment Agreement. This Release does not apply to any claim or rights which might arise out of the actions of the Company after the date Executive signs this Agreement.

2. No Inducement. Executive agrees that no promise or inducement to enter into this Agreement has been offered or made except as set forth in this Agreement, that Executive is entering into this Agreement without any threat or coercion and without reliance or any statement or representation made on behalf of the Company or by any person employed by or representing the Company, except for the written provisions and promises contained in this Agreement.

3. Damages. The parties agree that damages incurred as a result of a breach of this Agreement will be difficult to measure. It is, therefore, further agreed that, in addition to any other remedies, equitable relief will be available in the case of a breach of this Agreement. It is also agreed that, in the event Executive files a claim against the Company with respect to a claim released by Executive herein (other than a proceeding before the EEOC or to challenge the ADEA release or to the extent a release of such claim is not permitted as a matter of law), the Company may withhold, retain, or require reimbursement of all or any portion of the benefits and severance payments under the Employment Agreement until such claim is withdrawn by Executive.

4. Advice of Counsel: Time to Consider; Revocation. Executive acknowledges the following:

(a) Executive has read this Agreement and understands its legal and binding effect. Executive is acting voluntarily and of Executive’s own free will in executing this Agreement.

(b) Executive has been advised to seek and has had the opportunity to seek legal counsel in connection with this Agreement.

(c) Executive was given at least twenty-one (21) days to consider the terms of this Agreement before signing it.

(d) Executive acknowledges that the severance payments and benefits under the Employment Agreement is consideration that Executive is not otherwise entitled to under any company plan, program or prior agreement.

(e) Executive has carefully read the contents of this Agreement and understands its contents. Executive acknowledges that he is executing this Agreement voluntarily, knowingly and without any duress or coercion.

Executive understands that, if Executive signs this Agreement, Executive may revoke it within seven (7) days after signing it by delivering written notification of intent to revoke within that seven (7) day period. Executive understands that this Agreement will not be effective until after the seven (7) day period has expired. If Executive revokes this Agreement, Executive will repay any severance payment or benefits previously paid to Executive. Notwithstanding the above, in no event shall the timing of the execution of the release affect the timing of the receipt of compensation in such a manner as to subject such compensation to Section 409A.

5. Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other portion of this Agreement. Any section or a part of a section declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of the section to the fullest extent possible while remaining lawful and valid.

6. Amendment. This Agreement shall not be altered, amended, or modified except by written instrument executed by the Company and Executive. A waiver of any portion of this Agreement shall not be deemed a waiver of any other portion of this Agreement.

7. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

8. Headings. The headings of this Agreement are not part of the provisions hereof and shall not have any force or effect.

9. Rules of Construction. Reference to a specific law shall include such law, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.

10. Applicable Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the State of Delaware without regard to its choice of law principles.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates specified below.

CARLIN CONNER

SEMGROUP CORPORATION

By:

Title:

Date:

SEMMANAGEMENT, L.L.C.

By:

Title:

Date:

ROSE ROCK MIDSTREAM GP, L.L.C.

By:

Title:

Date:

A C K N O W L E D G M E N T

I HEREBY ACKNOWLEDGE that SemGroup Corporation, Rose Rock Midstream GP, L.L.C., and SemManagement, L.L.C. (jointly, the “Company”), in accordance with the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, informed me in writing that:

(1) I should consult with an attorney before signing the Agreement, Waiver and Release (“Agreement”) that was provided to me.

(2) I may review the Agreement for a period of up to twenty-one (21) days prior to signing the Agreement. If I choose to take less than twenty-one (21) days to review the Agreement, I do so knowingly, willingly and on advice of counsel.

(3) For a period of seven (7) days following the signing of the Agreement, I may revoke the Agreement, and that the Agreement will not become effective or enforceable until the seven (7) day revocation period has elapsed.

(4) Any severance payments and benefits paid pursuant to the Agreement will be paid in accordance with the Employment Agreement but will not be paid to me until the seven-day revocation period has elapsed.

(5) The Company shall not accept my signed Agreement prior to the last day of my employment.

I HEREBY FURTHER ACKNOWLEDGE receipt of this Agreement, Waiver and Release on the         day of                    , 201    .

Carlin Conner